Exhibit 99.1

CONTACT:

Mark G. Foletta

Vice President of Finance and
Chief Financial Officer

(858) 552-2200

www.amylin.com

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS REPORTS THIRD QUARTER
FINANCIAL RESULTS

San Diego, CA — November 4, 2003 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today reported financial results for the third quarter ended September 30, 2003.  The Company reported a net loss of $37.5 million, or $0.40 per share, and $105.5 million, or $1.15 per share, for the three and nine months ended September 30, 2003.  These results compare with reported losses of $31.3 million, or $0.39 per share, and $80.6 million, or $1.03 per share, for the comparable periods in 2002.  The Company held cash, cash equivalents and short-term investments of approximately $289 million at September 30, 2003.

The Company reported revenues under its collaborative agreement with Eli Lilly & Company (“Lilly”) of $15.4 million and $44.6 million in the three and nine months ended September 30, 2002.  This compares to reported revenues of $1.5 million for both the three and nine months ended September 30, 2002.  Research and development expenses increased to $40.9 million in the third quarter of 2003, compared to $25.8 million for the third quarter of 2002.  For the nine months ended September 30, 2003, research and development expenses increased to $109.4 million, compared to $63.2 million in 2002.  The increase reflects costs associated with the Phase 3 clinical trials for exenatide, the open label extensions of these trials and the manufacturing scale-up for exenatide.

Selling, general and administrative expenses increased to $14.9 million in the third quarter of 2003, compared to $6.2 million for the third quarter of 2002.  For the nine months ended September 30, 2003, selling, general and administrative expenses increased to $38.8 million, compared to $16.4 million in 2002.  The increase reflects costs associated with an increased number of employees, increased pre-marketing activities for SYMLIN® and increased facilities and other infrastructure costs.

Interest and other, net, improved approximately $3.8 million and $4.0 million for the three and nine months ended September 30, 2003, respectively.  This improvement reflects primarily the recognition of a one-time gain of approximately $3.6 million in connection with the repayment of all of the Company’s outstanding indebtedness to Johnson & Johnson in July 2003 at a 7% discount from face value on the date of payment.

The Company expects to use approximately $140-$150 million for its operating activities in fiscal year 2003 and finish the year with greater than $260 million in cash and cash equivalents.  This guidance assumes payments from Lilly, consisting of milestones and cost-sharing reimbursements, which are contingent upon the continued success of the exenatide Phase 3 development program.

The collaboration agreement with Lilly generally provides for equal sharing of exenatide development expenses and operating profits in the U.S.   Lilly made $80 million of up-front payments, and Amylin agreed to incur the first $100 million of development costs.  Accordingly, Amylin has recorded 100% of the U.S. development expenses for exenatide to date, whether incurred by Amylin or Lilly, and has recorded as revenue 50% of these development costs through an amortization of a portion of Lilly’s up-front payments.

Toward the end of the third quarter of 2003, the Company reached the $100 million level of cumulative exenatide development expenses.  Going forward, Amylin will continue to lead the development of exenatide and will record, as research and development expenses, the costs incurred directly by the Company.  It is planned that Lilly will also directly incur exenatide expenses and will make cash payments to Amylin to equalize development costs.  Amylin will record these payments as collaborative revenue.

Remaining goals for 2003 include reporting data from the final two pivotal Phase 3 trials for exenatide, an IND submission for AC162352 (PYY 3-36) and possible regulatory approval for SYMLIN® in the United States.

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to developing innovative medicines to improve the lives of people with metabolic diseases.  The Company’s two late-stage, first-in-class diabetes product candidates – SYMLIN® (pramlintide acetate) and exenatide (synthetic exendin-4) – are being developed to address the global epidemic of diabetes.  Amylin has a strategic alliance with Eli Lilly & Company for the co-development and global commercialization of exenatide, and an extended release formulation, exenatide LAR.  Building on its experience in the diabetes field, the Company is developing candidates for cardiovascular disease and obesity by utilizing its research experience with the metabolic properties common to all three conditions. Further information on Amylin and its pipeline in metabolism is available at www.amylin.com.

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties.  The Company’s actual results could differ materially from those forward-looking statements discussed in this press release due to a number of risks and uncertainties, including risks and uncertainties that operating expenses and cash used for operations for 2003 may be higher than expected, uncertainties that the planned milestone and/or cost-sharing payments from Lilly will not be earned, risks and uncertainties in the FDA’s review of NDAs generally, risks and uncertainties in FDA regulatory requirements for SYMLIN® approval, risks and uncertainties that approval by those authorities, if any, may be withheld, delayed and/or limited by indications, risks and uncertainties regarding the drug discovery and development process, and uncertainties regarding the Company’s ongoing clinical studies of its drug candidates, including SYMLIN®, exenatide and exenatide LAR and anticipated completion times for these studies. Additional risks and uncertainties are described more fully in the Company’s most recently filed SEC documents, such as its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 under the heading “Risk Factors,” its recently filed registration statement on Form S-3, and its quarterly reports on Form 10-Q.

(financial information to follow)

Amylin Pharmaceuticals, Inc.

Consolidated Statement of Operations Data

(Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Revenues under collaborative agreement	$15,361	$1,538	$44,630	$1,538

Operating expenses:
Research and development	40,876	25,818	109,386	63,167
Selling, general and administrative	14,909	6,166	38,841	16,363
Acquired in-process research and development	—	—	3,300	—
Total expenses	55,785	31,984	151,527	79,530
Operating loss	(40,424)	(30,446)	(106,897)	(77,992)
Interest and other, net	2,920	(853)	1,427	(2,599)
Net loss	(37,504)	(31,299)	(105,470)	(80,591)

Net loss per share – basic and diluted	$(0.40)	$(0.39)	$(1.15)	$(1.03)

Shares used in calculation of net loss per share – basic and diluted	93,199	80,141	92,030	78,156

Amylin Pharmaceuticals, Inc.

Consolidated Balance Sheets Data

(in thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
Assets
Cash, cash equivalents and short-term investments	$289,239	$147,358
Inventories	13,337	9,820
Other current assets	7,734	3,203
Property and equipment	10,484	4,469
Other assets	8,255	3,695
Total assets	$329,049	$168,545

Liabilities and Stockholders’ Equity
Accounts payable, accrued expenses and other current liabilities	$47,468	$25,923
Current portion of deferred collaboration revenue	4,286	42,090
Long-term debt and other liabilities	176,871	63,719
Long-term deferred collaboration revenue	21,300	24,515
Stockholders’ equity	79,124	12,298
Total liabilities and stockholders’ equity	$329,049	$168,545

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